SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (this “Settlement Agreement”) is entered into by and between ClearPoint Business Resources, Inc. and ClearPoint Resources, Inc. (collectively, “ClearPoint”) on the one hand, and XRoads Solutions Group, LLC (“XRoads”) on the other hand, as of the 18th day of November, 2009 (the “Effective Date”).

RECITALS

WHEREAS, the parties are in dispute regarding certain amounts allegedly owed by ClearPoint to XRoads, and the quality and nature of services rendered by XRoads to ClearPoint prior to the Effective Date (collectively, the “Claims”);

WHEREAS, the parties have settled their disputes and desire that this Settlement Agreement set forth their complete and full agreement in regards to such settlement.

NOW THEREFORE, the parties hereto agree as follows:

1.           Settlement Payment.  ClearPoint agrees to pay XRoads, and XRoads agrees to accept, in full and complete satisfaction and settlement of any obligation or liability related to the Claims, subject to the terms of this Settlement Agreement, the sum of Forty Thousand Dollars ($40,000.00), which shall be paid to XRoads in six installments on or before the following dates in the following amounts (the “Payments”):

•	$6,667.00 on or before December 4, 2009

•	$6,666.60 on or before December 11, 2009

•	$6,666.60 on or before December 18, 2009

•	$6,666.60 on or before December 25, 2009

•	$6,666.60 on or before January 1, 2010

•	$6,666.60 on or before January 8, 2010

2.           Payment Instructions.  The Payments shall be made by ClearPoint to XRoads by wire transfer in accordance with the following wire transfer instructions:

Routing#	XXXXXXX

Account Name:	Allied Affiliated – Dominion Account 5151 Beltline Road, Suite 500 Dallas, TX 75254

Account #	XXXXXXX

Bank Name:	Capital One Banks / Hibernia National Bank 600 N. Pearl Street, Suite 2500 Dallas, TX 75201

Attention:	Linitta.Lewis@capitalonebank.com

3.           Mutual Release.  In consideration for the timely, full payments and delivery of all the Payments, ClearPoint and XRoads shall RELEASE, ACQUIT, AND FOREVER DISCHARGE AND ABSOLVE each other, and their respective officers, directors, managers, members, shareholders, agents, affiliates, subsidiaries, parent companies, successors, administrators and all other persons, firms, corporations, limited liability companies, associations and partnerships which are associated with the parties, from the Claims and any and all actions, Claims, other demands, damages, losses, attorneys’ fees, costs and expenses whatsoever that have been asserted or could have been asserted by either party against the other prior to the date XRoads receives all of the Payments.

4.           Authority.  Each party represents and warrants to the other party that it has authority to enter into this Settlement Agreement and compromise and settle the Claims and other matters herein.  The parties represent to each other that their undersigned officers signing this Settlement Agreement have full and complete power and authority to enter into and bind the respective parties to the terms of this Settlement Agreement.

5.           Non-admission.  The parties acknowledge and agree that this Settlement Agreement represents a compromise and settlement of disputed claims and that neither this Settlement Agreement, nor any action pursuant to this Settlement Agreement, constitutes an acknowledgement or admission of liability or a precedent upon which liability may be asserted or predicated.

6.           Waiver.  Any waiver of any provision of this Settlement Agreement must be in writing.  No waiver of any provision of this Settlement Agreement shall constitute either a waiver of any other provision hereof (whether or not similar) or a continuing waiver.

7.           Confidentiality.  The parties agree and covenant to hold in confidence and not disclose the terms of this Settlement Agreement or any underlying matters related to the Claims or other disputes arising therefrom, except as required by law.

8.           Payment of Attorneys’ Fees.  Except in the case of breach or default as provided in Section 9 below, each party shall pay its own attorneys’ fees and costs related to the Claims and this Settlement Agreement.

9.           Default.  In the event that ClearPoint defaults in its payment obligations hereunder, XRoads shall be entitled to (a) recover all damages underlying its Claim, including all amounts owed to XRoads by ClearPoint for services rendered, expenses incurred on behalf of ClearPoint, fees as provided for in the parties’ engagement agreements and amendments, interest charges, and (b) recover its attorneys’ fees incurred in the enforcement of this Settlement Agreement, or any other underlying claim therefrom.  Recovery of such amounts and any other damages sought by XRoads may be done in an arbitration or by filing suit in any court of competent jurisdiction.

10.         General Provisions.  This Settlement Agreement shall inure to the benefit of and be binding upon the parties’ respective successor and assigns.  This Settlement Agreement and the obligations to be carried out hereunder constitute the full and complete agreement of the parties pertaining to the matters described herein.  Both parties have received the counsel of their respective attorneys, or acknowledge that they have had the opportunity to receive such counsel, prior to entering into this Settlement Agreement.  This Settlement Agreement shall be construed, interpreted and enforced under the law of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as of the dates stated below, to be effective as of the Effective Date.

ClearPoint Business Resources, Inc.	XRoads Solutions Group, LLC

By: /s/ John G. Phillips	By: /s/ Joel M. Simon
Name: John G. Phillips	Joel M. Simon, COO
Its: CFO	Dated: November 18, 2009
Dated: 11/18/09

ClearPoint Resources, Inc.

By: /s/ John G. Phillips
Name: John G. Phillips
Its: CFO
Dated: 11/18/09